Exhibit 99.1

MedLink Announces the Acquisition of MedAppz

The combined companies provide the healthcare community with the most compelling suite of EHR and practice management solutions on the market

New York, NY – MedLink (OTCBB:MLKNA), a leading provider of health information technology solutions today announced that it has acquired the assets of MedAppz, LLC. of Wichita, Kansas a leading Electronic Health Record (EHR) and practice management software provider.  The acquisition expands MedLink’s national footprint with EHR customers in 23 states while also providing revenue cycle management services to practices in five states.  The addition of MedAppz’ iSuite EHR broadens MedLink’s technology offerings, enabling MedLink to provide a cutting edge web-based solution built on the latest Microsoft .Net 4.0 platform.   MedAppz, based in Wichita, Kansas, with offices in Naples, Florida, has installations across the US and offers EHR solutions for 28 medical specialties.

Founded in 2003, MedAppz has focused in the smaller, clinical-based physician market, which makes up the majority of the US physician market. MedAppz iSuite technology is flexible, user friendly, affordable, and easy to implement due to its engineering as a pure web-based solution.  The iSuite solution includes EHR, practice management, e-prescribing, document management, and transcription and revenue cycle management services and is only one of five EHR vendors to be “qualified” by the Center for Medicare and Medicaid Services for direct EHR reporting. MedAppz has built diverse partnerships with healthcare and technology leaders, such as MedAssets, to market its solutions through an indirect reseller channel.

“The acquisition of MedAppz is another step in MedLink’s growth strategy, solidifying our commitment to being at the forefront in offering robust healthcare technology solutions that will help medical practices optimize patient care and collections, and qualify for the breadth of federal and state incentives available for EHR adoption,” stated Ray Vuono, MedLink’s Chief Executive Officer.  “In addition, the synergies and cost savings created by this acquisition will play a significant role in MedLink’s growth while the expansion of our suite of healthcare IT services will enhance our ability to meet the unique needs of each practice.  Through the strengths of our newly acquired technology and the experienced staff that will all be joining MedLink, we expect to achieve continued growth and success to meet the ever growing market demand, establishing MedLink as a national leader in the healthcare IT market.”

Brian Lichtlin, MedAppz’s founder and Chief Executive Officer, will join MedLink in the role of Executive Vice-President to lead MedLink’s EHR division.  Mr. Lichtlin brings more than 15 years of executive leadership and extensive healthcare and technology expertise to MedLink’s management team. “The merger with MedLink accelerates MedAppz’ business and marketing plans, and provides enhanced access by healthcare providers to the most comprehensive, yet easy to implement, IT solutions for physicians”, stated Mr. Lichtlin, “The MedAppz customer base will continue to be supported with the same high quality and responsive technical support staff and will now have access to a greater breadth and quality of resources and services.  We are very pleased to be joining MedLink to not only grow with MedLink in the EHR market, but to expand our joint offerings into significant opportunities such as the launching of the Health Information Networks.”

About MedLink

MedLink is a healthcare IT company providing the medical community with products and services for the creation, management, and sharing of medical information.  The company's flagship product, MedLink TotalOffice EHR 3.1, a CCHIT Certified® 08 Ambulatory EHR, provides physicians with full EHR and practice management functionality.  For more information regarding MedLink's products and services, please visit www.medlinkus.com.

SafeHarbor Statement

This news release may contain forward-looking statements within the meaning of the federal securities laws.  Statements regarding future events, developments, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  These forward-looking statements are subject to a number of risks and uncertainties, outlined in our 2009 Annual Report on Form 10-Kavailable through www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Jameson Rose
(631) 342-8800
ir@medlinkus.com